                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF REORGANIZATION

                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                                    POLYCOM, INC.,

                            VENICE ACQUISITION CORPORATION

                                         AND

                            VIAVIDEO COMMUNICATIONS, INC.


                                    JUNE 11, 1997

                                  TABLE OF CONTENTS


                                                                           PAGE

ARTICLE I    THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.1      The Merger. . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.2      Closing; Effective Time . . . . . . . . . . . . . . . . . . .   2
    1.3      Effect of the Merger. . . . . . . . . . . . . . . . . . . . .   2
    1.4      Certificate of Incorporation; Bylaws. . . . . . . . . . . . .   2
    1.5      Directors and Officers. . . . . . . . . . . . . . . . . . . .   3
    1.6      Effect on Capital Stock . . . . . . . . . . . . . . . . . . .   3
    1.7      Surrender of Certificates . . . . . . . . . . . . . . . . . .   5
    1.8      No Further Ownership Rights in Target Capital Stock . . . . .   7
    1.9      Lost, Stolen or Destroyed Certificates. . . . . . . . . . . .   7
    1.10     Tax and Accounting Consequences . . . . . . . . . . . . . . .   7
    1.11     Taking of Necessary Action; Further Action. . . . . . . . . .   8

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF TARGET. . . . . . . . . . .   8
    2.1      Organization, Standing and Power. . . . . . . . . . . . . . .   8
    2.2      Capital Structure . . . . . . . . . . . . . . . . . . . . . .   9
    2.3      Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    2.4      Financial Statements. . . . . . . . . . . . . . . . . . . . .  11
    2.5      Absence of Certain Changes. . . . . . . . . . . . . . . . . .  11
    2.6      Absence of Undisclosed Liabilities. . . . . . . . . . . . . .  11
    2.7      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  12
    2.8      Restrictions on Business Activities . . . . . . . . . . . . .  12
    2.9      Governmental Authorization. . . . . . . . . . . . . . . . . .  12
    2.10     Title to Property . . . . . . . . . . . . . . . . . . . . . .  12
    2.11     Intellectual Property . . . . . . . . . . . . . . . . . . . .  13
    2.12     Environmental Matters . . . . . . . . . . . . . . . . . . . .  14
    2.13     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    2.14     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .  16
    2.15     Certain Agreements Affected by the Merger . . . . . . . . . .  19
    2.16     Employee Matters. . . . . . . . . . . . . . . . . . . . . . .  19
    2.17     Interested Party Transactions . . . . . . . . . . . . . . . .  19
    2.18     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.19     Compliance With Laws. . . . . . . . . . . . . . . . . . . . .  20

    2.20     Minute Books. . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.21     Complete Copies of Materials. . . . . . . . . . . . . . . . .  20
    2.22     Pooling of Interests. . . . . . . . . . . . . . . . . . . . .  20
    2.23     Brokers' and Finders' Fees. . . . . . . . . . . . . . . . . .  20
    2.24     Registration Statement; Proxy Statement/Prospectus. . . . . .  20
    2.25     Affiliate's Agreement; Stockholder's Representation
             Agreement; Irrevocable Proxies. . . . . . . . . . . . . . . .  21
    2.26     Vote Required . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.27     Board Approval. . . . . . . . . . . . . . . . . . . . . . . .  21
    2.28     Inventory . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.30     Preliminary Pooling Letter. . . . . . . . . . . . . . . . . .  22
    2.31     Representations Complete. . . . . . . . . . . . . . . . . . .  23

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUIROR
             AND MERGER SUB                                                 23
    3.1      Organization, Standing and Power. . . . . . . . . . . . . . .  23
    3.2      Capital Structure . . . . . . . . . . . . . . . . . . . . . .  24
    3.3      Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    3.4      SEC Documents; Financial Statements . . . . . . . . . . . . .  25
    3.5      Absence of Certain Changes. . . . . . . . . . . . . . . . . .  26
    3.6      Absence of Undisclosed Liabilities. . . . . . . . . . . . . .  27
    3.7      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  27
    3.8      Restrictions on Business Activities . . . . . . . . . . . . .  27
    3.9      Opinion of Financial Advisor. . . . . . . . . . . . . . . . .  27
    3.10     Intellectual Property . . . . . . . . . . . . . . . . . . . .  27
    3.11     Governmental Authorization. . . . . . . . . . . . . . . . . .  28
    3.12     Compliance With Laws. . . . . . . . . . . . . . . . . . . . .  28
    3.13     Pooling of Interests. . . . . . . . . . . . . . . . . . . . .  28
    3.14     Broker's and Finders' Fees. . . . . . . . . . . . . . . . . .  28
    3.15     Registration Statement; Proxy Statement/Prospectus. . . . . .  28
    3.16     Vote Required . . . . . . . . . . . . . . . . . . . . . . . .  29
    3.17     Board Approval. . . . . . . . . . . . . . . . . . . . . . . .  29
    3.18     Preliminary Pooling Letter. . . . . . . . . . . . . . . . . .  29
    3.19     Representations Complete. . . . . . . . . . . . . . . . . . .  29

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . .  30
    4.1      Conduct of Business of Acquiror . . . . . . . . . . . . . . .  30
    4.2      Conduct of Business of Target . . . . . . . . . . . . . . . .  31
    4.3      Limitations on Business of Target . . . . . . . . . . . . . .  32


                                       ii.

    4.4      No Solicitation . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE V    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .  35
    5.1      Proxy Statement/Prospectus; Registration Statement. . . . . .  35
    5.2      Meeting of Stockholders . . . . . . . . . . . . . . . . . . .  36
    5.3      Access to Information . . . . . . . . . . . . . . . . . . . .  36
    5.4      Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  37
    5.5      Public Disclosure . . . . . . . . . . . . . . . . . . . . . .  37
    5.6      Consents; Cooperation . . . . . . . . . . . . . . . . . . . .  37
    5.7      Pooling Accounting. . . . . . . . . . . . . . . . . . . . . .  38
    5.8      Affiliate Agreements. . . . . . . . . . . . . . . . . . . . .  39
    5.9      Voting Agreement. . . . . . . . . . . . . . . . . . . . . . .  39
    5.10     Legal Requirements. . . . . . . . . . . . . . . . . . . . . .  39
    5.11     Blue Sky Laws . . . . . . . . . . . . . . . . . . . . . . . .  40
    5.12     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .  40
    5.13     Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . .  41
    5.14     Letter of Acquiror's and Target's Accountants . . . . . . . .  41
    5.15     Form S-8. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    5.16     Stockholder's Representation Agreements . . . . . . . . . . .  41
    5.17     Listing of Additional Shares. . . . . . . . . . . . . . . . .  42
    5.18     Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    5.19     Pooling Letters . . . . . . . . . . . . . . . . . . . . . . .  42
    5.20     Indemnification . . . . . . . . . . . . . . . . . . . . . . .  42
    5.21     Reorganization. . . . . . . . . . . . . . . . . . . . . . . .  43
    5.22     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    5.25     Employee Benefit Plans. . . . . . . . . . . . . . . . . . . .  43
    5.26     Reasonable Commercial Efforts and Further Assurances. . . . .  44

ARTICLE VI   CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . . . . .  44
    6.1      Conditions to Obligations of Each Party to Effect the
             Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    6.2      Additional Conditions to Obligations of Target. . . . . . . .  45
    6.3      Additional Conditions to the Obligations of
             Acquiror and Merger Sub . . . . . . . . . . . . . . . . . . .  47

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .  49
    7.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . .  49
    7.2      Effect of Termination . . . . . . . . . . . . . . . . . . . .  51
    7.3      Expenses and Termination Fees . . . . . . . . . . . . . . . .  51
    7.4      Amendment . . . . . . . . . . . . . . . . . . . . . . . . . .  53


                                       iii.

    7.5      Extension; Waiver . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VIII ESCROW AND INDEMNIFICATION. . . . . . . . . . . . . . . . . .  54
    8.1      Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . .  54
    8.2      Indemnification . . . . . . . . . . . . . . . . . . . . . . .  54
    8.3      Damage Threshold. . . . . . . . . . . . . . . . . . . . . . .  55
    8.4      Escrow Period . . . . . . . . . . . . . . . . . . . . . . . .  55
    8.5      Claims upon Escrow Fund . . . . . . . . . . . . . . . . . . .  56
    8.6      Objections to Claims. . . . . . . . . . . . . . . . . . . . .  56
    8.7      Resolution of Conflicts; Arbitration. . . . . . . . . . . . .  57
    8.8      Stockholders' Agent . . . . . . . . . . . . . . . . . . . . .  58
    8.9      Actions of the Stockholders' Agent. . . . . . . . . . . . . .  58
    8.10     Third-Party Claims. . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE IX   GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .  59
    9.1      Survival at Effective Time. . . . . . . . . . . . . . . . . .  59
    9.2      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    9.3      Interpretation. . . . . . . . . . . . . . . . . . . . . . . .  61
    9.4      Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  61
    9.5      Entire Agreement; Nonassignability; Parties in Interest . . .  61
    9.6      Severability. . . . . . . . . . . . . . . . . . . . . . . . .  61
    9.7      Remedies Cumulative . . . . . . . . . . . . . . . . . . . . .  62
    9.8      Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  62
    9.9      Rules of Construction . . . . . . . . . . . . . . . . . . . .  62


                                       iv.

SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

Schedule 1.6            -    Exchange Ratio
Schedule 2.10           -    Target Real Property
Schedule 2.11           -    Target Intellectual Property
Schedule 2.14           -    Target Employee Benefit Plans
Schedule 2.21           -    Material Agreements
Schedule 5.8(a)         -    Target Affiliates
Schedule 5.8(b)         -    Acquiror Affiliates
Schedule 5.9(a)         -    Target Voting Agreement Signatories
Schedule 5.9(b)         -    Acquiror Voting Agreement Signatories
Schedule 5.13           -    Outstanding Options
Schedule 5.18           -    List of Employees
Schedule 6.2(g)         -    Acquiror Third Party Consents
Schedule 6.3(c)         -    Target Third Party Consents

EXHIBITS

Exhibit A               -    Certificate of Merger
Exhibit B-1             -    Target's Affiliate Agreement
Exhibit B-2             -    Acquiror's Affiliate Agreement
Exhibit C-1             -    Target Voting Agreement
Exhibit C-2             -    Acquiror Voting Agreement
Exhibit D               -    FIRPTA Notice
Exhibit E               -    Escrow Agreement
Exhibit F               -    Stockholder's Representation Agreement
Exhibit G-1, et. seq.   -    Form of Employment Agreements
Exhibit H               -    Services Agreement


                                       v.

                         AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 11, 1997, by and among Polycom, Inc., a Delaware corporation ("Acquiror"), Venice Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and ViaVideo Communications, Inc., a Delaware corporation ("Target").

                                       RECITALS

         A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and stockholders that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective Time, as defined below) shall be converted into shares of Acquiror Common Stock, $.0005 par value ("Acquiror Common Stock"), and all outstanding options to purchase Target Common Stock shall be assumed by Acquiror and shall be exercisable into Acquiror Common Stock at the rate set forth herein. Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective Time) and all outstanding options to purchase Target Common Stock shall hereinafter to referred to as Target Capital Stock.

         C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

         E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

         F. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target's Common Stock owned by such persons to approve the Merger and against any competing proposals.

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as EXHIBIT A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4   CERTIFICATE OF INCORPORATION; BYLAWS.

               (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of

                                       2.

the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Acquiror, Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial officers of the Merger Sub, until their respective successors are duly elected or appointed and qualified.

         1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

               (a) SHARES TO BE ISSUED; CONVERSION OF TARGET COMMON STOCK. The number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options assumed by Acquiror and all ungranted options under the Target Stock Option Plan, as defined below) in exchange for the acquisition by Acquiror of all outstanding Target Capital Stock and all reserved but ungranted options to acquire Target Common Stock shall be Ten Million (10,000,000) shares of Acquiror Common Stock, reduced as a result of any Dissenting Shares. At the Effective Time, each share of Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective Time) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Acquiror Common Stock obtained by dividing Ten Million (10,000,000) by the total amount of shares of Target Capital Stock, plus all reserved but ungranted options to purchase Target Common Stock, issued and outstanding immediately prior to the Effective Time as set forth on SCHEDULE 1.6 hereto (the "Exchange Ratio"). Notwithstanding the foregoing, if, based on the average of the closing prices of Acquiror's Common Stock as quoted on the Nasdaq National Market System for the ten (10) trading days immediately preceding (and including) the second trading day prior to the Effective Time (the "Closing Price"), the product of (x) the total number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options issued by Acquiror under the Target Stock Option Plan) and (y) the Closing Price (such product defined herein as the "Total Value") exceeds $87,015,303, the Exchange Ratio shall be reduced such that the Total Value shall be $87,015,303. The limit on the Total Value herein shall be recalculated in accordance with the preceding formula based upon the total number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options issued by Acquiror under the Target Stock Option Plan) as calculated immediately prior to the Effective Time; in no event shall the Total Value exceed $90,000,000. No other adjustment shall be made in the


                                       3.

Exchange Ratio as a result of any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Target Common Stock.

               (b) CANCELLATION OF TARGET COMMON STOCK OWNED BY ACQUIROR
OR TARGET. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) TARGET STOCK OPTION PLANS.  At the Effective Time,
Target's 1996 Stock Option/Stock Issuance Plan (the "Target Stock Option Plan") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.13.

               (d) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

               (f) FRACTIONAL SHARES.  No fraction of a share of Acquiror
Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

               (g) DISSENTERS' RIGHTS. Any shares held by persons who have not voted in favor of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights under Delaware Law ("Dissenting Shares") shall not be converted into Acquiror


                                       4.

Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, which shall not be unreasonably withheld, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this
Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 2.2(c) and Article VIII hereof.

         1.7   SURRENDER OF CERTIFICATES.

               (a) EXCHANGE AGENT. The First National Bank of Boston shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) ACQUIROR TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

               (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly


                                       5.

executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing shares of Acquiror Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section 1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in
Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

               (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

               (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.


                                       6.

               (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

               (g) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

         1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of third respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


                                       7.

                                      ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF TARGET

         In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

         In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

         Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

         2.1 ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         2.2 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 14,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on June 10, 1997, 2,190,554 shares of Common Stock, 2,574,310 shares of Series A Preferred Stock (the "Series A Preferred") that are convertible


                                       8.

into 2,574,310 shares of Common Stock, and 2,333,334 shares of Series B Preferred Stock (the "Series B Preferred") that are convertible into 2,333,334 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 10, 1997 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on June 10, 1997, Target has reserved (i) 1,350,000 shares of Target Common Stock for issuance to employees, officers, directors and consultants pursuant to the Target Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, 1,069,833 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since June 10, 1997, Target has not (i) issued or granted additional options under the Target Stock Option Plan or (ii) granted additional warrants or options (other than Target Options) to acquire Target Capital Stock. Except for (i) the rights created pursuant to this Agreement and the Target Stock Option Plan, (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan and (iii) options and warrants referred to in this Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, between or among any of Target's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Target Stock Option Plan permit the assumption or substitution of options or warrants, as applicable, to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror. All outstanding Target Capital Stock was issued in compliance with all applicable federal and state securities laws.

         2.3 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the


                                       9.

approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or
(ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not be reasonably expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 2.24) relating to the Acquiror Stockholders Meeting (as defined in Section 2.24) and the Target Stockholders Meeting (as defined in Section 2.24), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

         2.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror its unaudited financial statements for the fiscal year ended December 31, 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the five-month period ended May 31, 1997 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.


                                       10.

         2.5 ABSENCE OF CERTAIN CHANGES. Since May 31, 1997 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target;
(vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees or (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended May 31, 1997 (the "Target Balance Sheet"),
(ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

         2.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.


                                       11.

         2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

         2.9 GOVERNMENTAL AUTHORIZATION. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

         2.10 TITLE TO PROPERTY. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair subject to reasonable wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. SCHEDULE 2.10 identifies each parcel of real property owned or leased by Target.

         2.11  INTELLECTUAL PROPERTY.

               (a) Target owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Target.


                                       12.

               (b) SCHEDULE 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property of Target, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

               (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales invoices arising in the ordinary course of business.

               (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

               (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing or sale of its product does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, where such infringement would have a Material Adverse Effect on Target.

               (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law, the absence of which would have a Material Adverse Effect on Target.

               (g) All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"),


                                       13.

owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

         2.12  ENVIRONMENTAL MATTERS.

               (a) The following terms shall be defined as follows:

                  (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                 (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

               (iii) "Property" shall mean all real property leased or owned by Target or its subsidiaries either currently or in the past.

                 (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its subsidiaries.

               (b) Except in all cases as, in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on Target, Target represents and warrants as follows: (i) to Target's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Target's knowledge, all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) Target and its subsidiaries have received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety laws; (iv) no notices, administrative actions or suits are pending, or, to Target's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Target's knowledge, neither Target nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to Target's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to Target's knowledge, there have not been in the past, and are not now, any underground tanks or


                                       14.

underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) Target has not deposited, stored, disposed of or located polychlorinated biphenyls (PCB) on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Target's knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) to Target's knowledge, the Facilities and Target's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Target and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

         2.13  TAXES.

               (a) Target and any consolidated, combined or unitary group for Tax purposes of which Target is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Financial Statements (i) fully accrue all actual and, except in the case of unaudited Financial Statements, contingent liabilities for Taxes with respect to all periods through May 31, 1997 and Target has not and will not incur any Tax liability in excess of the amount reflected on the Financial Statements with respect to such periods. No material Tax liability has accrued or been incurred or will be accrued or incurred by Target for periods after May 31, 1997, through the Effective Time, other than in the ordinary course of business. The Financial Statements and the Target Closing Disclosure Schedule properly reflects the amount of any net operating loss and tax credit carryforwards available with respect to Target and a limitation on the use of such losses or credits, subject to any limitations arising from the Merger. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There is (i) no material claim for Taxes that is a lien against the property of Target other than liens for Taxes not yet due and payable, (ii) Target has received no notification of any audit of any Tax Return of Target being conducted pending or threatened by a Tax authority, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and (iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 162(m), 280G or 404 of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target is not a party to any tax sharing or tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license,


                                       15.

withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

         2.14  EMPLOYEE BENEFIT PLANS.

               (a) SCHEDULE 2.14 lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and
(v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

               (b) Target has furnished to Acquiror a copy of each, if any, of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal


                                       16.

Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

               (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans which have a Material Adverse Effect on any parties; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except as would not have a Material Adverse Effect. No suit, administrative proceeding,


                                       17.

action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

         2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         2.16 EMPLOYEE MATTERS. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where failure to be in compliance or the engagement in such unfair labor practices would not reasonably be expected to have a Material Adverse Effect on Target. There are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder except for obligations that would not reasonably be expected to have a Material Adverse Effect on Target.


                                       18.

There are no proceedings pending or, to the knowledge of Target, threatened, between Target and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. In addition, Target has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with Target.

         2.17 INTERESTED PARTY TRANSACTIONS. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

         2.18 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         2.19 COMPLIANCE WITH LAWS. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

         2.20 MINUTE BOOKS. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         2.21 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target. All the material contracts and agreements (as such terms are defined in Regulation S-K promulgated under the Act) to which Target is a party are listed in SCHEDULE 2.21 hereto.

         2.22 POOLING OF INTERESTS. Neither Target nor, to the knowledge of Target, any of its respective directors, officers or stockholders, has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.


                                       19.

         2.23 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.24 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Target for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders Meeting") and in connection with the meeting of Acquiror's stockholders to consider the Merger (the "Acquiror Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting, at the time of the Acquiror Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting or the Acquiror Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

         2.25 AFFILIATE'S AGREEMENT; STOCKHOLDER'S REPRESENTATION AGREEMENT; IRREVOCABLE PROXIES. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act and holders of more than 51% of the sum of (i) all shares of Target Common Stock issued and outstanding and (ii) all shares of Target Preferred Stock issued and outstanding, have agreed in writing to vote for approval of the Merger pursuant to stockholder agreements attached hereto as EXHIBIT B-1 and EXHIBIT F ("Target Affiliate's Agreement" and "Stockholder's Representation Agreement", respectively), and pursuant to Irrevocable Proxies attached as EXHIBIT A ("Irrevocable Proxies") to the Voting Agreement attached hereto as EXHIBIT C-1 (the "Target Voting Agreement").

         2.26 VOTE REQUIRED. The affirmative vote of (i) the holders of a majority of the shares of Target's Common Stock and Preferred Stock voting together as a single class outstanding


                                       20.

on the record date set for the Target Stockholders Meeting and (ii) the holders of a majority of the shares of Target's Preferred Stock voting together as a single class outstanding on the record date set for the Target Stockholder Meeting are the only votes of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

         2.27 BOARD APPROVAL. The Board of Directors of Target has unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

         2.28 INVENTORY. The inventories shown on the Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since May 31, Target has, subject to any reasonable reserves contained in the Financial Statements, continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since May 31, 1997, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         2.29 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 10% of Target's gross revenues during the 12 month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after May 31, 1997 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

         2.30  PRELIMINARY POOLING LETTER.  Target has caused Coopers &
Lybrand L.L.C., Target's independent auditors, to deliver to Acquiror on or prior to the date hereof a draft letter setting forth the preliminary conclusion of Coopers & Lybrand L.L.C. that, assuming Acquiror is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment


                                       21.

and that the participation of Acquiror in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         2.31 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that
(a) for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information, and (b) it is understood that the financial projections delivered by Target represent only Target's best estimate under the circumstances of what it reasonably believes (although it is not aware of any fact or information that would lead it to believe that such projections are misleading in any material respect) and are based upon assumptions set forth in such projections that Target believes were reasonable as of the time such projections were made. Target does not make any other representation or warranty regarding such projections or Target's possible or anticipated operating performance other than as set forth in this Section 2.31.

                                     ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

         Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

         3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and each of its subsidiaries, each as


                                       22.

amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable.
All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

         3.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 50,000,000 shares of Common Stock, $0.0005 par value, and 18,095,690 shares of Preferred Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on June 10, 1997, 19,111,647 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after June 10, 1997 upon the exercise of options issued under the Acquiror 1996 Stock Incentive Plan (the "Acquiror Stock Option Plan"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on June 10, 1997, Acquiror has reserved 5,377,393 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 2,347,525 shares have been issued pursuant to option exercises, and 2,352,456 shares are subject to outstanding, unexercised options. In addition, as of the close of business on June 10, 1997, Acquiror had also issued a warrant to purchase 2,000,000 shares of Acquiror's Common Stock. Other than pursuant to this Agreement, the Acquiror Stock Option Plan and the Acquiror Employee Stock Purchase Plan there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

         3.3 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.


                                       23.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject only to the approval of the Merger by the Acquiror stockholders as contemplated by
Section 6.1(a). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Acquiror with respect to, Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement and the Proxy Statement relating to the Acquiror Stockholders Meeting, (iii) the filing of a Form 8-K with the SEC and NASD within 15 calendar days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market System of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

         3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since April 29, 1996, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all


                                       24.

material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

         3.5 ABSENCE OF CERTAIN CHANGES. Since March 29, 1997 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound; (vi) any amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (vii) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

         3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or


                                       25.

adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended March 29, 1997 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

         3.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any of its subsidiaries, any acquisition of property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror or any of its subsidiaries as currently conducted or as proposed to be conducted by Acquiror or any of its subsidiaries.

         3.9 OPINION OF FINANCIAL ADVISOR. Acquiror has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion as of the date hereof, the consideration to be paid by Acquiror pursuant to the Merger is fair to Acquiror from a financial point of view.

         3.10 INTELLECTUAL PROPERTY. Acquiror and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Acquiror Intellectual Property") that are used or proposed to be used in the business of Acquiror and its subsidiaries as currently conducted or as proposed to be conducted by Acquiror and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.11 GOVERNMENTAL AUTHORIZATION. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or


                                       26.

other authorization of a Governmental Entity (i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

         3.12 COMPLIANCE WITH LAWS. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

         3.13 POOLING OF INTERESTS. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

         3.14 BROKER'S AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.15 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting, at the time of the Acquiror Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting or the Acquiror Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the


                                       27.

foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

         3.16 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Acquiror's Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Acquiror's Common Stock necessary to approve this Agreement and the transactions contemplated hereby.

         3.17 BOARD APPROVAL. The Boards of Directors of Acquiror and Merger Sub have prior to the date hereof unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders and (iii) determined to recommend that the stockholder of Merger Sub approve this Agreement and the consummation of the Merger.

         3.18 PRELIMINARY POOLING LETTER. Acquiror has on or prior to the date hereof received a draft letter from Coopers & Lybrand, L.L.P., Acquiror's independent auditors, setting forth its preliminary conclusion, based in part upon the conclusions set forth in the letter referred to in
Section 2.31, that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         3.19 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

                                      ARTICLE IV

                         CONDUCT PRIOR TO THE EFFECTIVE TIME


                                       28.

         4.1 CONDUCT OF BUSINESS OF ACQUIROR. Except as expressly contemplated by this Agreement, Acquiror shall neither cause, nor permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Target, which consent shall not be unreasonably withheld:

               (a) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

               (b) MATERIAL ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization (any of the foregoing referred to herein as a "Material Acquisition") which Material Acquisition would require Acquiror to file a Form 8-K pursuant to Item 2 of Form 8-K under Section 13 or 15(d) of the Securities and Exchange Act of 1934;

               (c) STOCK OPTION PLANS, ETC. Grant in excess of 1,300,000 options under the Acquiror's Stock Option Plan after the date hereof, in the ordinary course of business.

               (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

         4.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent (which will not be unreasonably withheld) to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable commercial efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its and its subsidiaries'


                                       29.

present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Section 2.2 or Section 3.3, as applicable. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target, shall not do, cause or permit any of the following, without the prior written consent of the Acquiror which consent shall not be unreasonably withheld:

               (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

               (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

               (c) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

               (d) POOLING. Take any action, which would interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

               (e) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

         4.3 LIMITATIONS ON BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror which consent shall not be unreasonably withheld:


                                       30.

               (a) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive in any material fashion any of the terms of any of its material contracts, other than in the ordinary course of business. Among other things, the ordinary course of business shall include non-exclusive distribution agreements;

               (b) ISSUANCE OF SECURITIES. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) the grant of stock options to service providers in the ordinary course of business, or
(iii) issuances and option exercises to service providers pursuant to the grants in (ii) above, in the ordinary course of business, provided that the aggregate of (ii) and (iii) above shall not exceed 77,667 shares after the date hereof;

               (c) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

               (d) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

               (e) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business;

               (f) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $1,000,000 at an interest rate of no greater than prime rate plus 1%;

               (g) LEASES. Enter into any operating lease in excess of $50,000;

               (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

               (i) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business;


                                       31.

               (j) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

               (k) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

               (l) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit plan, except if such Plan, as adopted or amended, is not materially more favorable than Acquiror's benefit plans, or adopt or amend any stock purchase or option plan, or hire any new officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

               (m) SEVERANCE ARRANGEMENTS. Except as set forth on the Target Disclosure Schedule, grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written plans or agreements outstanding on the date hereof or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

               (n) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement or otherwise in connection with interpretation or enforcement of any provision of this Agreement or any agreement or transaction contemplated hereby;

               (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole;

               (p) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any


                                       32.

extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

               (q) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (r) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

         4.4 NO SOLICITATION. Target and its officers, directors, employees or other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in 15% or more of the outstanding shares of capital stock of Target, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, if on or after December 31, 1997 Target delivers a written notice to Acquiror (with appropriate backup documentation provided) which states that Target projects that it will run out of cash and cash equivalents on or before June 1, 1998, Target may initiate discussions with venture funds and other non-corporate investors for the purpose of raising equity funding for Target's operations. Target may not close any of such transactions prior to March 31, 1998, and must keep Acquiror fully informed of the details of such discussions, including, without limitation, the identities of all parties with whom Target has such discussions. The foregoing shall in no way limit any of Target's other obligations and covenants in this Agreement.

                                      ARTICLE V

                                ADDITIONAL AGREEMENTS


                                       33.

         5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Acquiror shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Acquiror and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (the "S-4"), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that neither Acquiror nor Target shall be obligated to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Subject to the provisions of
Section 4.4 hereof, the Proxy Statement shall include, if requested by Acquiror, the recommendation of the Target's Board of Directors in favor of the Merger. The Proxy Statement shall include the recommendation of the Acquiror's Board of Directors in favor of the Merger; provided that such recommendation may not be included, or may be withdrawn if previously included, if Acquiror's Board of Directors believes in good faith and, upon written advice of its outside legal counsel, shall determine that to include such recommendation, or not withdraw such recommendation if previously included, would constitute a breach of Acquiror's Board of Directors' fiduciary duty under applicable law. The Acquiror will update and amend the S-4 to the extent necessary prior to the Closing.

         5.2   MEETING OF STOCKHOLDERS.

               (a) Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Target shall consult with Acquiror and use all reasonable efforts to hold the Target Stockholders Meeting on the same day as the Acquiror Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror, which consent shall not be unreasonably withheld. Subject to Section 5.1, Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

               (b) Acquiror shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Acquiror shall consult with Target and use all reasonable efforts to hold the Acquiror Stockholders Meeting on the same day as the Target Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Acquiror Stockholders Meeting without the consent of Target, which consent shall not be unreasonably withheld. Subject to Section 5.1, Acquiror shall use its best efforts to solicit from stockholders of Acquiror proxies in


                                       34.

favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

         5.3   ACCESS TO INFORMATION.

               (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4 CONFIDENTIALITY. The parties acknowledge that each of Acquiror and Target have previously executed a non-disclosure agreement dated March 11, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

         5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors, or by obligations pursuant to any listing agreement with any national securities exchange or with the


                                       35.

NASD. Notwithstanding the foregoing, Acquiror and Target intend to issue a mutually agreeable press release upon execution of this Agreement.

         5.6   CONSENTS; COOPERATION.

               (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable commercial efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise, except where the failure to obtain such consents under material contracts would not have a Material Adverse Effect on Target. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

               (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable commercial efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that such litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) March 31, 1998 or
(ii) the date of a ruling preliminary enjoining the Merger issued by a court of competent jurisdiction (the "Injunction Date"). Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods, under the HSR or other Antitrust Laws with respect to such transactions, to occur as promptly as possible after the execution of this Agreement.

               (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any


                                       36.

limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time, and (ii) Target shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

         5.7 POOLING ACCOUNTING. Acquiror and Target shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its reasonable commercial efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interest.

         5.8   AFFILIATE AGREEMENTS.

               (a) SCHEDULE 5.8(A) sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its reasonable commercial efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement in the form attached hereto as EXHIBIT B-1. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Agreements.

               (b) SCHEDULE 5.8(B) sets forth those persons who may be deemed "Affiliates" of Acquiror within the meaning of Rule 145. Acquiror shall provide Target such information and documents as Target shall reasonably request for purposes of reviewing such list. Acquiror shall use its reasonable commercial efforts to deliver or cause to be delivered to Target, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Acquiror, an executed Affiliate Agreement in the form attached hereto as EXHIBIT B-2.

         5.9   VOTING AGREEMENT.

               (a) Target shall use its reasonable commercial efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in SCHEDULE 5.9(A) to execute and deliver to Acquiror a Voting Agreement substantially in the form of EXHIBIT C-1 attached hereto concurrent with the execution of this Agreement.


                                       37.

               (b) Acquiror shall use its reasonable commercial efforts, on behalf of Target and pursuant to the request of Target, to cause each Acquiror stockholder named in SCHEDULE 5.9(B) to execute and deliver to Target a Voting Agreement substantially in the form of EXHIBIT C-2 attached hereto concurrent with the execution of this Agreement.

         5.10 LEGAL REQUIREMENTS. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.11 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

         5.12  EMPLOYEE BENEFIT PLANS.

               (a) At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror. SCHEDULE 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan, including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated SCHEDULE 5.13 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which


                                       38.

such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under that Plan, the Merger will not terminate any of the outstanding options under such Plan or accelerate the exercisability or vesting of such options except as disclosed in the Target Disclosure Schedule or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

         5.13 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent and the Stockholders' Agent (as defined in Article VIII hereto) will execute the Escrow Agreement contemplated by Article VIII in the form attached hereto as EXHIBIT E ("Escrow Agreement").

         5.14  LETTER OF ACQUIROR'S AND TARGET'S ACCOUNTANTS.

               (a) Acquiror shall use all reasonable efforts to cause to be delivered to Target a Procedures Letter of Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

               (b) Target shall use all reasonable efforts to cause to be delivered to Acquiror a Procedures Letter of Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         5.15 FORM S-8. Acquiror agrees to file, as soon as practicable but in no event later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror and use reasonable commercial efforts to cause such registration statement to be declared effective as soon as practicable thereafter. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.


                                       39.

         5.16 STOCKHOLDER'S REPRESENTATION AGREEMENTS. Target will use reasonable commercial efforts to cause all Target stockholders who are not also Affiliates of Target to execute and deliver to Acquiror a Stockholder's Representation Agreement substantially in the form attached hereto as EXHIBIT F (the "Stockholder's Representation Agreement") which imposes certain restrictions regarding the resale of Acquiror Common Stock received in the Merger.

         5.17 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in
Section 6.1(f) and use reasonable commercial efforts to ensure that all such shares are listed for trading thereof.

         5.18 EMPLOYEES. Concurrently with the execution of this Agreement, each of the individuals set forth on SCHEDULE 5.18 shall have delivered to Acquiror an executed Employment and Non-Competition Agreement in the form of EXHIBIT G-1, et. seq., as applicable. Target shall cooperate with Acquiror to assist Acquiror in employing such employees.

         5.19  POOLING LETTERS.

               (a) Target shall use all reasonable efforts to cause to be delivered to Acquiror a letter of Coopers & Lybrand L.L.P., Target's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

               (b) Acquiror shall use all reasonable efforts to cause to be delivered to Target a letter of Coopers & Lybrand L.L.P., Acquiror's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

         5.20  INDEMNIFICATION.

               (a) After the Effective Time, Acquiror will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with Target officers and directors to


                                       40.

which Target is a party, in each case in effect on March 1, 1997; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

               (b) The provisions of this Section 5.21 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

         5.21 REORGANIZATION. Acquiror and Target shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in
Section 368(a) of the Code.

         5.22 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target (including, without limitation, fees and expenses of one legal counsel to the Company, financial advisors and accountants) in excess of $150,000.00 (which amount shall be subject to reasonable increases in the event of unexpected and material changes in the scope of work required by such counsel, advisors or accounts, approval of which shall not be unreasonably withheld) in addition to fees and expenses of more than one legal counsel shall remain an obligation of Target's stockholders.

         5.23 TERMINATION OF REGISTRATION RIGHTS. Target shall use commercially reasonable efforts to terminate any and all rights granted by that certain Amended and Restated Investors Rights Agreement, dated May 28, 1997, by and among Target and each of the parties listed on Exhibit A thereto, from all holders of Registrable Securities thereunder.

         5.24 SERVICES AGREEMENT. Acquiror and Target shall have entered into a Services Agreement in the form attached hereto as EXHIBIT H.

         5.25 EMPLOYEE BENEFIT PLANS. As soon as practicable after Effective Time, Acquiror shall merge Target's 401(k) plan into the 401(k) plan maintained by Acquiror. Acquiror shall, and shall cause the Surviving Corporation to, permit the employees of the Surviving Corporation to participate in all employee benefit plans offered to similarly situated employees of Acquiror. Acquiror shall cause the employee benefit plans and vacation programs of Acquiror or the Surviving Corporation that are offered to the employees of the Surviving Corporation to recognize service with Target to the same extent as service with Acquiror for purposes of determining eligibility, vesting and seniority, but service with Target need not be recognized for purposes of benefit accrual under any defined-benefit pension plan maintained by Acquiror or the Surviving Corporation. Acquiror shall absorb any deferred sales charges associated with the termination of Target's 401(k) plan not to exceed $10,000.


                                       41.

         5.26 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                      ARTICLE VI

                               CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by (i) the holders of at least ninety-one percent (91%) of the stockholders of Target (as described in Section 2.26) under Delaware Law, (ii) the requisite vote of the stockholders of Acquiror (as described in Section 3.16) and (iii) Acquiror as the sole stockholder of Merger Sub.

               (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties thereto.

               (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on such party. Nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been


                                       42.

issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order terminated or lifted.

               (d) GOVERNMENTAL APPROVAL. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect to either party.

               (e) ESCROW AGREEMENT. Acquiror, Target, Escrow Agent and the Stockholder's Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as EXHIBIT E.

               (f) TAX OPINIONS. Each of Acquiror and Target shall have received substantially identical written opinions from their respective counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon representations of Acquiror, Merger Sub and Target and certain stockholders of Target.

               (g) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror shall have been made and shares so listed.

               (h) LETTER FROM ACCOUNTANTS. Each of Acquiror and Target shall have received a letter from Coopers & Lybrand L.L.P., independent auditors of both Acquiror and Target, confirming that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:


                                       43.

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Except as set forth on a schedule to be delivered to Target prior to the Effective Time (the "Acquiror Closing Disclosure Schedule"), the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure to be so true would not and would not reasonably be expected to have a Material Adverse Effect on Acquiror and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

               (b) CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

                  (i) except as set forth on Acquiror Closing Disclosure Schedule delivered prior to the Effective Time, all representations and warranties made by Acquiror and Merger Sub under this Agreement are true and complete in all material respects; and

                 (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

               (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

               (d) LETTER FROM ACCOUNTANTS. Target shall have received the letters referred to in Section 5.20 from Coopers & Lybrand L.L.C., Acquiror's independent auditors.

               (e) AFFILIATE AGREEMENTS. Target shall have received from each of the Affiliates of Acquiror an executed Affiliate Agreement in substantially the form attached hereto as EXHIBIT B-2.

               (f) CLOSING PRICE. The Closing Price (as defined in Section 1.6(a)) shall be at least $3.00 per share, as adjusted for any stock splits, stock dividends or recapitalizations.

               (g) THIRD PARTY CONSENTS. SCHEDULE 6.2(G) hereto sets forth all consents or approvals required in connection with the Merger under the contracts of Acquiror. Target shall


                                       44.

have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Acquiror set forth on
SCHEDULE 6.2(G) hereto, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Acquiror.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth on a schedule to be delivered to Acquiror prior to the Effective Time (the "Target Closing Disclosure Schedule"), the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except to the extent that the failure to be so true would not and would not reasonably be expected to have a Material Adverse Effect on Target and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) CERTIFICATE OF TARGET. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

                  (i) except as set forth on the Target Closing Disclosure Schedule delivered prior to the Effective Time, all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

                 (ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

               (c) THIRD PARTY CONSENTS. SCHEDULE 6.3(C) hereto sets forth all consents or approvals required in connection with the Merger under the contracts of Target. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on SCHEDULE 6.3(C) hereto, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Target.

               (d) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of


                                       45.

competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (e) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target.

               (f) LETTER OF ACCOUNTANTS. Acquiror shall have received the letters referred to in Section 5.19 from Coopers & Lybrand L.L.C., Acquiror's independent auditors.

               (g) AFFILIATE'S AGREEMENTS. Acquiror shall have received from each of the Affiliates of Target an executed Affiliate's Agreement in substantially the form attached hereto as EXHIBIT B-1.

               (h) FIRPTA CERTIFICATE. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

               (i) STOCKHOLDER'S REPRESENTATION AGREEMENTS. Acquiror shall have received from holders of at least ninety percent (90%) of the Target Capital Stock, outstanding immediately prior to the Effective Time, a duly executed and delivered Stockholder's Representation Agreement in substantially the form attached hereto as EXHIBIT F.

               (j) RESIGNATION OF DIRECTORS. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

               (k) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The employees of Target set forth on Schedule 5.18 shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as EXHIBITS G-1, et. seq.


                                       46.

               (l) EXPENSE STATEMENT. Acquiror shall have received from Target a statement of all out-of-pocket expenses incurred by Target which are subject to the limitation described in Section 5.23 hereto.

               (m) TERMINATION OF REGISTRATION RIGHTS. Acquiror shall have received an agreement of termination of any and all rights granted by that certain Amended and Restated Investors Rights Agreement, dated May 28, 1997, as amended, by and among Target and each of the parties listed on EXHIBIT A thereto.

               (n) CONVERSION OF PREFERRED STOCK. All holders of Target Preferred Stock shall have converted all such shares of Preferred Stock into Common Stock of Target prior to the Closing. There shall be no outstanding shares of Target Preferred Stock immediately prior to the Closing.

               (o) PRODUCT DELIVERY. Target shall have made shipments of commercially available Products, as that term is defined and pursuant to the specifications detailed in a product acceptance criteria letter provided by the Target and approved by Acquiror as of the date hereof, to bona fide customers bookable in accordance with Acquiror's revenue recognition policy of at least Seventy-Five Thousand dollars ($75,000) by March 31, 1998.

                                     ARTICLE VII

                          TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

               (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target;

               (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before March 31, 1998 (provided a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

               (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10)


                                       47.

business days of receipt by Target of written notice of such breach and such breach would have or would reasonably be expected to have a Material Adverse Effect on Target, or Target or shall take any action that would preclude the Merger to be accounted for as a pooling of interests, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this
Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (iii) for any reason Target fails to call and hold the Target Stockholders Meeting or obtain appropriate written consent of Target's stockholders by March 31, 1998 or (iv) holders of more than nine percent (9%) of Target Capital Stock have not voted in favor of the Merger by March 31, 1998.

               (d) by Target, if (i) Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) days following receipt by Acquiror of written notice of such breach and such breach would have or would reasonably be expected to have a Material Adverse Effect on Target, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in willful breach of this Agreement, (ii) the Board of Directors of Acquiror shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Target or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Target under this Section 7.1(d)(ii) shall not be available to Target where Target is at that time in willful breach of this Agreement, (iii) for any reason Acquiror fails to call and hold the Acquiror Stockholders Meeting or obtain appropriate written consent of Acquiror's stockholders by March 31, 1998 or
(iv) Acquiror's stockholders do not approve the Merger and this Agreement by the requisite vote at the Acquiror Stockholders Meeting;

               (e) by either Acquiror or Target (i) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
(ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof or by written consent;

               (f) by Target, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Acquiror Common Stock pursuant to any merger of Acquiror in which Acquiror was the surviving corporation or any acquisition by Acquiror of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Acquiror Common Stock on
Schedule 13G under the Exchange Act) of beneficial ownership of 30% or more of the outstanding shares of Acquiror Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated


                                       48.

thereunder), or (ii) the Board of Directors of Acquiror accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Acquiror Common Stock or of Acquiror's consolidated assets; or

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of
Section 5.4 (Confidentiality), Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

         7.3   EXPENSES AND TERMINATION FEES.

               (a) Subject to Sections 7.3(b), 7.3(c), 7.3(d) and 7.3(e), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

               (b) In the event that (i) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(e)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the Target Stockholders Meeting, there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal which at the time of the meeting of Target's stockholders shall not have been (x) rejected by Target and (y) withdrawn by the third party, or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by Target to use its reasonable commercial efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target's Affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event or (B) a Takeover Proposal which shall not have been (x) rejected by Target and (y) withdrawn by the third party, then Target shall reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) and, in addition, Target shall promptly pay to Acquiror the sum of $4,000,000 (the "Termination Fee").

               (c) In the event that Acquiror shall terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(e)(ii), Target shall promptly reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and


                                       49.

expenses of its advisors, accountants and legal counsel); and, in the event any Takeover Proposal or Trigger Event is consummated (as defined in Section 7.3(h) within six months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Target shall promptly pay to Acquiror the additional sum of $4,000,000 (provided that no Termination Fee had been previously paid pursuant to Section 7.3(b)).

               (d) In the event that Target shall terminate this Agreement pursuant to Section 7.1(d) or Section 7.1(f), Acquiror shall promptly reimburse Target for all of the reasonable out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

               (e) The parties hereto agree that the Termination Fees due pursuant to Section 7.3(b) and Section 7.3(c) shall not be deemed to be liquidated damages and that Acquiror's right to the payment of such Termination Fees shall be in addition to any other rights or remedies under contract, at law or in equity to which Acquiror may be entitled. Nothing in this Article VII shall be interpreted as limiting Acquiror's rights and remedies under any circumstance in the event of Target's breach of this Agreement.

               (f) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 15% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% or more, of the voting power of Target; PROVIDED, HOWEVER, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary

                                       50.

course of business) of Target, or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target.

               (g) For purposes of Section 7.3(c) above, (A) "consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the acquisition of any significant equity interest in 15% or more of the outstanding shares of capital stock of Target, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target or any of its subsidiaries and (B) "consummation" of a Trigger Event shall occur on the date any Person or any of its affiliates or associates would beneficially own securities representing 15% or more of the voting power of Target following a tender or exchange offer. Additionally, for the purposes of this Section 7.3(g), a Takeover Proposal shall not include an equity investment by financial investors, including venture capitalists, which does not result in a change of control of Target.

         7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                       51.

                                     ARTICLE VIII

                              ESCROW AND INDEMNIFICATION

         8.1 ESCROW FUND. As soon as practicable after the Effective Time, 10% of the shares of Acquiror Common Stock issued at the Closing (the "Escrow Shares") shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto EXHIBIT E. The Escrow Fund (but only up to a maximum of ten percent (10%) of the shares of Acquiror Common Stock issued at the Closing) shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target.

         8.2   INDEMNIFICATION.

               (a) Subject to the limitations set forth in this Article VIII, the stockholders of Target will indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries under existing insurance policies, tax benefit received by Acquiror or its affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Acquiror or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of (i) breach by Target of the Confidentiality Agreement and (ii) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement. Acquiror and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The Escrow Fund shall be the sole and exclusive remedy for any claims, demands, actions or other causes of action brought against Target or its affiliates, stockholders, officers, directors or agents.

               (b) Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target stockholder in connection with any breach by such stockholder of the Affiliate and Stockholder Agreement, Stockholder's Representation Agreement, Irrevocable Proxy or continuity of interest certificate(s) delivered in connection with the tax opinions to be rendered pursuant to Section 6.2(g); provided, however, that resort to the Escrow Fund shall be the exclusive remedy of Acquiror for any such breaches and misrepresentations following the Effective Time of the Merger.


                                       52.

         8.3   DAMAGE THRESHOLD.

               (a) Notwithstanding Section 8.2, Acquiror may not receive any shares from the Escrow Fund with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(i) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages; provided, however, that in no event shall Acquiror receive more than the Escrow Shares.

               (b) Notwithstanding Section 8.2, Acquiror may not receive any shares from the Escrow Fund with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(i) and (ii) and identifying Damages the aggregate amount of which exceeds $100,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less) has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages in excess of $100,000; provided, however, that in no event shall Acquiror receive more than the Escrow Shares. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

         8.4 ESCROW PERIOD. The Escrow Period shall terminate upon the expiration the earlier to occur of (i) twelve (12) months after the Effective Time or (ii) the issuance of Acquiror's audited financial statements for the year ending December 31, 1997 or December 31, 1998, depending on the Closing Date, which include the results of Target; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 8.7 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

         8.5   CLAIMS UPON ESCROW FUND.

               (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):


                                       53.

                  (i) stating that, with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii), Damages exist in an aggregate amount greater than $100,000, (which aggregate amount cannot include any individual Damage items of $5,000 or less), and

                 (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VIII, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to (x) such Damages with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(i) and (y) such Damages in excess of $100,000 with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii).

               (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Price.

         8.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section
8.8 below) and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 8.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.


                                       54.

         8.7   RESOLUTION OF CONFLICTS; ARBITRATION.

               (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target stockholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.


                                       55.

         8.8   STOCKHOLDERS' AGENT.

               (a) Craig Malloy shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

               (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         8.9 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

         8.10 THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror


                                       56.

shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not affect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                      ARTICLE IX

                                  GENERAL PROVISIONS

         9.1 SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall survive after the Effective Time and shall terminate at the earlier of (i) twelve (12) months after the Effective Time or (ii) the issuance of Acquiror's audited financial statements for the year ending December 31, 1997 or December 31, 1988, depending on the Closing Date, which include the results of Target (the "Termination Date"), except that the agreements set forth in Article I,
Section 5.4 (Confidentiality), 5.7 (Pooling Accounting), 5.8 (Affiliate Agreements), 5.13 (Employee Benefit Plans), 5.16 (Form S-8), 5.17 (Stockholder's Representation Agreement), 5.22 (Reorganization), 5.25 (Reasonable Commercial Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Termination Date.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acquiror or Merger Sub, to:

                    Polycom, Inc.
                    2584 Junction Avenue
                    San Jose, CA  95134
                    Attention:  President
                    Fax: (408) 526-9100
                    Tel: (408) 526-9000


                                       57.

                    with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attention:  Jeffrey P. Higgins, Esq.
                    Fax:  (415) 496-2885
                    Tel:  (415) 424-0160


               (b)  if to Target, to

                    ViaVideo Communications, Inc.
                    8900 Shoal Creek
                    Building 300
                    Austin, TX  78757
                    Attention:  President
                    Fax:  (512) 342-7179
                    Tel:  (512) 923-9633

                    with a copy to:

                    Gunderson Dettmer Stough Villeneuve
                      Franklin & Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA 94025
                    Attention:  Scott Dettmer, Esq.
                    Fax:  (415) 321-2400
                    Tel:  (415) 321-2800


         9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June


                                       58.

11, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d) and (h), 1.7-1.9, and 5.13; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         9.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such


                                       59.

persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                       60.

         IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                        TARGET



                        By:    /s/ Craig B. Malloy
                               ----------------------------------


                        ACQUIROR



                        By:    /s/ Brian L. Hinman
                               ----------------------------------


                        MERGER SUB



                        By:    /s/ Brian L. Hinman
                               ----------------------------------

             [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                     SCHEDULE 1.6

                                    EXCHANGE RATIO


         An aggregate of up to 10,000,000 shares of Acquiror Common Stock shall be available for the exchange of all outstanding Target Capital Stock as set forth in Section 1.6 of the Agreement. The exact exchange ratio for Target Capital Stock shall be determined by dividing 10,000,000 by the number of shares of outstanding Target Capital Stock plus all reserved but ungranted options to purchase Target Common Stock; accordingly, each share of Target Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for 1.183684 of a share of Acquiror Common Stock.

         Based on the capitalization of Target as of the date of the Agreement and Plan of Reorganization, assuming such capitalization was unchanged at the Effective Time, 8,402,023 shares of Acquiror Common Stock would be exchanged for all issued and outstanding shares of Target Common Stock (assuming conversion of all Target Preferred Stock into Common Stock prior to the Effective Time) and 1,266,344 shares of Acquiror Common Stock would be reserved for issuance upon the exercise of outstanding Target stock options. Of the 8,402,023 shares of Acquiror Common Stock to be issued at the Closing, 840,202 shares would be deposited in the Escrow Fund as set forth in Section 8.1 of the Agreement.